UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2005

PlanetOut Inc.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-50879 (Commission File Number)	94-3391368 (IRS Employer Identification No.)

1355 Sansome Street, San Francisco CA (Address of principal executive offices)	94111 (Zip Code)

Registrant’s telephone number, including area code (415) 834-6500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement .

Adoption of MBO Plan

     On May 17, 2005, the Board of Directors of PlanetOut Inc. (“PlanetOut” or the “Company”) adopted an employee bonus plan (the “Management By Objectives” or “MBO” Plan), pursuant to which the Company plans to set aside a cash pool (the “MBO Bonus Pool”) to be paid out to certain employees of the Company in the form of year-end bonuses, based on the Company’s performance in the 2005 fiscal year. Executive officers of the Company will not be entitled to participate in the MBO Plan.

     Under the MBO Plan, the aggregate amount of the MBO Bonus Pool will depend on the Company’s 2005 Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). No amounts will be set aside for the MBO Bonus Pool if the Company’s 2005 Adjusted EBITDA is at or below $9.5 million. If the Company’s Adjusted EBITDA (before taking the MBO Bonus Pool into account) is between $9.6 million and $10.5 million, the aggregate amount of the MBO Bonus Pool will range between approximately $31,000 and approximately $390,000. If the Company’s Adjusted EBITDA (before taking the MBO Bonus Pool into account) exceeds $10.5 million, the aggregate amount of the MBO Bonus Pool will be approximately $390,000 plus approximately 26% of the dollar amount of the excess over $10.5 million. A summary of the MBO Plan is attached hereto as Exhibit 99.1.

Option Grants to Non-Employee Directors

     At the May 17 meeting, the Company’s Board of Directors also approved option grants to all but one of PlanetOut’s non-employee directors, each of which is exercisable for a total of 2,727 shares of Common Stock at an exercise price of $7.07 per share. These grants will vest monthly over the 12-month period following the grant date, subject to acceleration in the event of a change of control. A copy of the form of option agreement for these grants is attached hereto as Exhibit 99.2.

Amendment to Employment Agreement with Donna L. Gibbs

     Effective as of May 20, 2005, the Company’s Compensation Committee approved an amendment to the Company’s Employment Agreement, dated as of January 31, 2005, with Donna L. Gibbs, PlanetOut’s Senior Vice President, Marketing and Communications, in connection with the expansion of Ms. Gibbs’ responsibilities with the Company. Ms. Gibbs’ Employment Agreement was previously described on and filed with the Company’s Current Report on Form 8-K filed on February 4, 2005. The amendment will result in an increase in Ms. Gibbs’ annual base salary of $25,000 (to a total of $205,000), effective in mid-July 2005, after Ms. Gibbs’ one-year anniversary with the Company. The other terms of Ms. Gibbs’ employment with the Company will remain unchanged by the amendment. A summary of the amendment is attached hereto as Exhibit 99.3.

     In addition, the Compensation Committee determined that Ms. Gibbs had met the criteria for the $25,000 target bonus provided for in her January Employment Agreement and approved the payment of this amount in July 2005 upon the completion of Ms. Gibbs’ first full year of employment with the Company. The Compensation Committee also approved an option grant to Ms. Gibbs exercisable for 4,500 shares of Common Stock at an exercise price of $7.50 per share.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed with this report:

     99.1.     Summary of MBO Plan.

     99.2     Form of Stock Option Agreement for Non-Employee Directors under the PlanetOut Inc. 2004 Equity Incentive Plan.

     99.3     Summary of Amendment to Employment Agreement, dated January 31, 2005, by and among PlanetOut Inc. and Donna L. Gibbs.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: May 23, 2005	By:	/s/ Jeffrey T. Soukup
Jeffrey T. Soukup
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibits.

99.1	Summary of MBO Plan.
99.2	Form of Stock Option Agreement for Non-Employee Directors under the PlanetOut Inc. 2004 Equity Incentive Plan.
99.3	Summary of Amendment to Employment Agreement, dated January 31, 2005, by and among PlanetOut Inc. and Donna L. Gibbs.